EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this form S-8 Registration Statement under the Securities Act of 1933 of Roadships Holdings, Inc. (the “Company”) dated March 26, 2013, of our report dated April 16, 2012, related to the Company’s consolidated financial statements appearing in the Form 10-K for the years ended December 31, 2011 and 2010.

/s/ M&K CPAS, PLLC
Houston, Texas
March 26, 2013